UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d) (2))

☐	Definitive Information Statement

Delcath Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS

INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF

INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.

Dear Stockholders:

We are furnishing this notice and the accompanying Information Statement to the holders of shares of common stock of Delcath Systems, Inc., a Delaware corporation (the “Company”), for informational purposes only pursuant to Section 14(c) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.

The purpose of this Information Statement is to notify our stockholders that effective on September 21, 2017, the two holders of 590 shares of the Company’s Series C preferred stock, voting with the Company’s common stock with each share of Series C preferred stock having 880,375 votes per share, representing 51% of the outstanding shares of the Company’s Series C preferred stock (on an as voted basis) and common stock as of such date, executed a written consent in lieu of a special meeting of stockholders (the “Majority Stockholder Consent”), approving the following matter, which had previously been approved by the Board of Directors of the Company on September 12, 2017, and recommended to be presented to the majority stockholders for their approval by the Board of Directors on the same date:

•	authority for our Board of Directors, without further stockholder approval, to effect a reverse stock split of all of the outstanding common stock of the Company, by the filing of a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of Delaware, in a ratio of 1:50, 1:100 or 1:350, with the Company’s Board of Directors having the discretion as to whether or not the reverse split is to be effected, and with the exact exchange ratio of 1:50, 1:100 or 1:350 as determined by the Board of Directors in its sole discretion, at any time before the earlier of (a) September 19, 2018; and (b) the date of the Company’s 2018 annual meeting of stockholders.

This notice, the accompanying Information Statement is being made available on or about September 28, 2017 to all of our stockholders of record at the close of business on September [●], 2017.

In accordance with Rule 14c-2 of the Exchange Act, the corporate actions will be effective no earlier than twenty (20) days after this Information Statement has been made available to our stockholders, which effective date we expect to be on or approximately October 25, 2017.

The enclosed Information Statement is also available at www.delcath.com. This website also includes copies of the Information Statement and the Annual Report to stockholders for the year ended December 31, 2016. Stockholders may also request a copy of the Information Statement and the Company’s Annual Report by contacting our main office at (212) 489-2100.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

By Order of the Board of Directors

/s/ Jennifer K. Simpson
New York, New York	Jennifer K. Simpson, Ph.D.
[•], 2017	President and Chief Executive Officer

DELCATH SYSTEMS, INC.

INFORMATION STATEMENT

1633 Broadway, Suite 22C

New York, New York 10019

INFORMATION STATEMENT

This Information Statement is being mailed on or about October 5, 2017 to the holders of record at the close of business on September [●], 2017 (the “Record Date”) of shares of the common stock of Delcath Systems, Inc., a Delaware corporation, in connection with actions taken by the holders of a majority of our outstanding common stock as follows:

authority for our Board of Directors, without further stockholder approval, to effect a reverse stock split of all of the outstanding common stock of the Company, by the filing of a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of Delaware, in a ratio of 1:50, 1:100 or 1:350, with the Company’s Board of Directors having the discretion as to whether or not the reverse split is to be effected, and with the exact exchange ratio of any reverse split to be set at a whole number out of the three alternatives set forth above as determined by the Board of Directors in its sole discretion, at any time before the earlier of (a) September 30, 2018; and (b) the date of the Company’s 2018 annual meeting of stockholders.

Hudson Bay Master Fund, Ltd and Alto Opportunity Master Fund, SPC- Segregated Master Portfolio, who collectively own 590 shares of the Company’s Series C preferred stock, each share of which votes along with our common stock at a rate of 880,375 votes per share, representing 51% of the votes of the outstanding shares of the Company’s common stock and Series C preferred stock, have executed the Majority Stockholder Consent approving the actions described above.

Each of the actions described above, as approved by the majority stockholders pursuant to the Majority Stockholder Consent effective on September 21, 2017, had previously been approved by the Board of Directors of the Company on September 12, 2017, and recommended to be presented to the majority stockholders for their approval by the Board of Directors on the same date.

Under Section 228 of the General Corporation Law, as amended, of the State of Delaware, and in accordance with the Bylaws of the Company, all activities requiring stockholder approval may be taken by obtaining the written consent and approval of more than 50.1% of the holders of voting stock in lieu of a meeting of the stockholders. Because the shareholders are entitled to cast a vote representing more than 50.1% of the total issued and outstanding voting capital stock of the Company on the Record Date, no action by the minority stockholders in connection with the Action is required.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under Delaware Law are afforded to the Company’s stockholders as a result of the approval of the actions set forth above.

Vote Required

The number of votes cast in favor of the action described above had to exceed 50% of the issued and outstanding shares entitled to vote thereon. As of the Record Date, the Company had outstanding 499,051,932 shares of common stock and there are 1,018,473,331 votes collectively for common stock and Series C preferred stock (counting each share of preferred stock based upon 880,375 votes per share), and no other voting shares. The majority stockholders voted 51% of our voting shares as of the Record Date via the Majority Stockholder Consent, to approve the actions described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables contain information regarding the beneficial ownership of our common stock as of September 21, 2017, held by: (i) each of our directors; (ii) each of our named executive officers in the Summary Compensation Table; (iii) all of our directors and executive officers as a group; and (iv) each person or group known by us to own beneficially more than 5% of the outstanding common stock. We are not aware of any 5% or more holders of our Common Stock as of September 21, 2017 except as set forth below. The information set forth in the table below excludes shares issuable upon exercise of our outstanding warrants held by certain investors that are presently exercisable, subject to limitations on exercisability for more than 4.9% or 9.9% of our outstanding shares of common stock, depending upon the particular investor. Except as indicated in the footnotes below, the address of the persons or groups named below is c/o Delcath Systems, Inc., 1633 Broadway, Suite 22C, New York, New York 10019.

Directors and Officers

	Shares Beneficially Owned (1)
Name of Beneficial Owner:	Number	Percent
Named Executive Officers and Directors:
Jennifer K. Simpson, Ph.D.(2)	46,987	*
John Purpura, M.S.(3)	38,827	*
Barbra C. Keck, M.B.A.(4)	26,158	*
Harold S. Koplewicz, M.D.(5)	4,688	*
Roger G. Stoll, Ph.D.(6)	6,637	*
William D. Rueckert(7)	5,625	*
Marco Taglietti, M.D.(8)	16,875	*
All directors and executive officers as a group (7 people)(9):	145,797	*

*	Less than 1%
(1)	Except as indicated in these footnotes: (i) the persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned; (ii) the number of shares beneficially owned by each person as of September 19, 2017, includes any vested and unvested shares of restricted stock and any shares of common stock that such person or group has the right to acquire within 60 days of September 19, 2017, upon the exercise of stock options; and (iii) for each person or group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 490,022,209 shares of common stock outstanding on September 19, 2017, plus the number of shares of common stock that such person or group has the right to acquire within 60 days of September 19, 2017.
(2)	Includes 5,079 shares of common stock, which Dr. Simpson has the right to acquire upon exercise of outstanding options exercisable within 60 days of September 19, 2017.
(3)	Includes 3,429 shares of common stock, which Mr. Purpura has the right to acquire upon exercise of outstanding options exercisable within 60 days of September 19, 2017.
(4)	Includes 2,271 shares of common stock, which Ms. Keck has the right to acquire upon exercise of outstanding options exercisable within 60 days of September 19, 2017, and 4 shares held in a joint account with her spouse.
(5)	Includes 1,875 shares of common stock, which Dr. Koplewicz has the right to acquire upon exercise of outstanding options exercisable within 60 days of September 19, 2017. Mr. Koplewicz resigned as a director effective September 15, 2017.
(6)	Includes 3,688 shares of common stock, which Dr. Stoll has the right to acquire upon exercise of outstanding options exercisable within 60 days of September 19, 2017
(7)	Includes 3,125 shares of common stock, which Mr. Rueckert has the right to acquire upon exercise of outstanding options exercisable within 60 days of September 19, 2017.
(8)	Includes 3,125 shares of common stock, which Dr. Taglietti has the right to acquire upon exercise of outstanding options exercisable within 60 days of September 19, 2017.
(9)	Includes 22,592 shares of common stock, which certain directors and executive officers have the right to acquire upon exercise of outstanding options exercisable within 60 days of September 19, 2017.

FIVE PERCENT HOLDERS

	Title of Class	Address of Beneficial Owner	Amount and nature of beneficial ownership (Series C Preferred Stock)		Percent of Class (Series C Stock)
Hudson Bay Master Fund Ltd.	Common Stock, Series C Preferred Stock	777 Third Avenue, 30th Floor New York, NY 10017 Attention: George Antonopoulos	501.5	(1)	85%
Alto Opportunity Master Fund, SPC- Segregated Master Portfolio A.	Series C Preferred Stock	1180 Avenue of the Americas, Suite 842 New York, NY 10036 Attn: Waqas Khatri	88.5	(2)	15%

(1)	Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. The Series C Preferred Stock votes along with the common stock with880,375 votes.
(2)	Ayrton Capital LLC serves as the investment manager of Alto Opportunity Master Fund, SPC- Segregated Master Portfolio A and has voting and investment power over these securities. Waqas Khatri is the manager of Ayrton Capital LLC. Each of Alto Opportunity Master Fund, SPC—Segregated Master Portfolio A and Waqas Khatri disclaims beneficial ownership over the securities, except to the extent of its pecuniary interest therein. The Series C Preferred Stock votes along with the common stock with 880,375 votes.

ACTION: REVERSE STOCK SPLIT

Overview

Our Board of Directors has determined that it is advisable and in our and our stockholders’ best interests that the Board of Directors be granted the authority to implement, in its sole discretion, a reverse stock split of the outstanding and treasury shares of our common stock at a specific exchange ratio set by the Board of Directors, at a range of ratios 1:50, 1:100or 1:350, in the discretion of the Board of Directors and to be announced by press release, and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing (but not later than September 19, 2018). Accordingly, on September 21, 2017, shareholders holding a majority of votes of our capital stock approved an amendment to our amended and restated certificate of incorporation to effect a reverse stock split consistent with such terms and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing and ratio (within the set of ratios listed above).

The Board of Directors strongly believes that the reverse stock split is necessary for the following reasons:

1.	To provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy – we do not have sufficient capital with which to run our business and meet our obligations and will need to raise further capital through sale of our equity securities.

2.	To enable repayment of certain senior secured convertible notes (the “Notes”) in shares of Common Stock – we are permitted to repay amounts due under the Notes in shares of our Common Stock based upon certain formulae set forth in the Notes, and we do not have sufficient authorized and unissued shares available with which to repay those obligations with shares of our common stock.

This Action is substantially the same as Proposal 5 contained in our Definitive Proxy Statement for our Annual Meeting of Stockholders originally scheduled for June 5, 2017 and held on June 16, 2017 and the Proposal in our Definitive Proxy Statement for our Consent Solicitation, which expired on September 7, 2017. Although a majority of the shares of our outstanding common stock that were actually cast on such Action voted for such Action, the number of votes cast in favor of the Action was less than the majority of total outstanding shares of common stock as of the record date for that meeting, which is required for approval under Delaware law. As of the record date for our Annual Meeting of Stockholders, we had 167,883,213 shares of our common stock issued and outstanding. As of July 11, 2017, we had 490,022,209 shares issued and outstanding, which represents a 191.9% increase since the previous record date. As the Board of Directors continues to believe that the reverse stock split is necessary and appropriate and as a result of the significant recent changes to our stockholder base, the Board of Directors worked with our shareholders to purchase our Series C preferred stock which has 880,375 votes for share in order to effect the necessary reverse split of our common stock.

Accordingly, the Board of Directors has unanimously approved a resolution proposing an amendment to our amended and restated certificate of incorporation to allow for the reverse stock split and directed that it be approved by our shareholders which occurred by a written consent in lieu of a special meeting of shareholders on September 21, 2017.

The Board of Directors strongly believes that it is critical to the future viability of the Company that that the reverse stock split be effected because failure to effect a reverse stock split will have a material adverse effect on the Company and its capital structure, including its ability to issue any common stock. If we are unable to repay our obligations under the Notes in shares of common stock and otherwise comply with our obligations thereunder, we will not be able to access the $7.3 million of cash held in the restricted account. As of September 15, 2017, we only had $2.4 million of unrestricted cash. We expect to need at least $8.0 million of cash to fund our operations and clinical trials for the remainder of 2017. It is unclear whether we will be able to continue as a going concern after October 2017. We do not have access to other sources of debt financing and, without the implementation of a reverse stock split or increasing the number of authorized and unissued shares of our common stock, we are unable to raise a significant amount of equity financing.

If we do not implement a reverse stock split. we will be likely to have insufficient cash to fund our operations and clinical trials, and our business will likely fail, and among other things, the outstanding shares of our common stock may become both illiquid and. Furthermore, if we have insufficient cash to fund our operations and clinical trials, we may have no alternative to filing for bankruptcy protection. If we file a bankruptcy petition, our creditors will have priority over holders of shares of our common stock. It is likely that holders of shares of our common stock would receive little or no value for their shares as a result of any bankruptcy proceeding.

As a result of the required stockholder approval for the Action, 20 days after the date of mailing of our Definitive Information Statement on Schedule 14C to our stockholders, the Board of Directors will have the sole authority to elect, without the need for any further action on the part of our stockholders: (1) whether or not to effect a reverse stock split, and (2) if so, the number of whole shares, in ratios of 1:50, 1:100 or 1:350, in the discretion of the Board of Directors, which will be combined into one share of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split on or prior to [•], 2018, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board of Directors does not implement a reverse stock split on or prior to [•], 2018 stockholder approval again would be required prior to implementing any reverse stock split.

In determining which reverse stock split ratio to implement, if any, the Board of Directors may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of our Common Stock;

•	the then-prevailing trading price and trading volume of our Common Stock and the expected impact of the reverse stock split on the trading market for our Common Stock in the short- and long-term;

•	which reverse stock split ratio would result in the least administrative cost to us; and

•	prevailing general market and economic conditions.

Failure to approve the amendment will have serious, adverse effects on us and our stockholders.

•	Without a sufficient number of authorized shares available for issuance for future equity investments, we will be unable to raise additional capital for operations and to grow our business either through establishment of strategic relationships with other companies or acquisitions.

•	Without a sufficient number of authorized shares available, we will be in default of the terms of our Notes and be unable to repay our obligations thereunder. As described in more detail under “Reasons for the Reverse Stock Split – To enable repayment of the Notes in shares of common stock,” the conversion price of the Notes (as defined below) is subject to a floor of $0.05 per share, As a result of the requirements under the terms of the Notes that a number of shares determined by reference to the conversion price be reserved for issuance for conversion thereof, substantially all of our remaining authorized shares of Common Stock are reserved for issuance upon conversion thereof, and at current market prices, those shares do not constitute the required reserve. Since December 13, 2016, the date on which our Notes first became convertible, we have issued 496.6 million shares of our common stock as a result of conversions of the Notes. Our ability to repay the Notes through issuances of shares of Common Stock is dependent upon the satisfaction or waiver of certain conditions, which we expect will only be satisfied or waived if the trading price of our shares of Common Stock is greater than the conversion price floor. Repayment of amounts due under the Notes through the issuance of shares of Common Stock would ensure that we are not required to repay such amounts in cash and would reduce the number of shares that we are required to reserve for issuance thereunder but would correspondingly increase the number of issued and outstanding shares of our common stock.

The text of the form of the proposed amendment to our amended and restated certificate of incorporation, which assumes the approval of the Action and that the Board of Directors decides to implement the reverse stock split, is attached hereto as Annex A. By approving this Action, stockholders approved a series of amendments to our amended and restated certificate of incorporation pursuant to which the number of shares of common stock in the referenced ratios, could be combined into one share of Common Stock, and authorize the Board of Directors to file only one such amendment, as determined by the Board of Directors in the manner described herein, and to abandon each amendment not selected by the Board of Directors. The Board of Directors may also elect not to undertake any reverse stock split.

Certain of our officers and directors have an interest in the reverse stock split as a result of their ownership of Common Stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Recent Preferred Stock Issuances

Series A Preferred Stock

On June 29, 2017, our Board authorized the establishment of a new series of preferred stock designated as Series A Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock (the “Series A Certificate of Designations”) which was filed with the State of Delaware on June 30, 2017 (together with any preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series A Preferred Stock”). On July 2, 2017, we entered into an exchange agreement (the “Exchange”) with one of our investors which had purchased certain senior secured convertible notes (the “Notes”), convertible into shares of our common stock pursuant to a certain June 6, 2016 securities purchase agreement, of $4.2 million aggregate principal amount of such Notes for 4,200 shares of Series A Preferred Stock (the “Series A Preferred Shares”). The Exchange was made in reliance upon the exemption from registration provided by Rule 3(a)(9) of the Securities Act of 1933, as amended. The Series A Preferred Shares were entitled to the whole number of votes equal to $4.2 million divided by $3.68 (the closing bid price on June 13, 2016, the date of issuance of the Notes as adjusted for the reverse stock split effected in July 2016,) or 1,141,304 votes. The Series A Preferred Stock had no dividend, liquidation or other preferential rights to our common stock, and each share of Series A Preferred Stock was redeemed for the amount of $0.001, paid in cash pursuant to the Restructuring Agreement signed on August 28, 2017 and discussed in further detail below.

Series B Preferred Stock

On June 29, 2017, our Board authorized the establishment of a new series of preferred stock designated as Series B Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock (the “Series B Certificate of Designations”) which was filed with the State of Delaware on June 30, 2017 (together with any preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series B Preferred Stock”). On July 11, 2017, we entered into a securities purchase agreement with existing holders of Notes pursuant to which the investors purchased $2,360,000 of Series B

Preferred Stock for a cash purchase price of $2,000,000 in a private placement. The Series B Preferred Stock was entitled to the whole number of votes equal to $2.0 million divided by $0.1867 (the closing bid price on July 5, 2017, the date of the original securities purchase agreement for the Series B Preferred Stock), or 10,712,372 votes. The Series B Preferred Stock had no dividend, liquidation or other preferential rights (but had the redemption rights described below) to our common stock and could have been converted into shares of our common stock at a price equal to $0.153 per share upon the earlier of the date of closing to the extent that the holder thereof reallocated shares of our common stock reserved for issuance under its Notes to conversion of the Series B Preferred Shares and otherwise upon receipt of shareholder approval of the Reverse Stock Split. The Series B Preferred Stock was redeemed for $2,360,000 pursuant to the Restructuring Agreement signed on August 28, 2017 and discussed in further detail below.

On August 28, 2017, we entered into a Restructuring Agreement (the “Agreement”) with one of the institutional investors (the “Investor”) who was a party to the Securities Purchase Agreement, dated June 6, 2016, by and among us, the Investor and certain other buyers signatory thereto (the “Securities Purchase Agreement”), pursuant to which the Investor and such other buyers acquired (i) certain senior secured convertible notes (the “Notes”), convertible into shares of our common stock, par value $0.01 per share (the “Common Stock”) and (ii) warrants to acquire shares of the Common Stock. As of the date the Agreement was entered into the Investor held $11,444,637 aggregate principal amount of Notes of which there was $10,092,857 aggregate Restricted Principal, (as defined in the Notes) of Notes (the “Restricted Notes”), secured by such aggregate cash amount held in a collateral account of the Company in the same amount (the “Restricted Cash”) and (y) $1,351,780 principal of Notes (the “Unrestricted Notes”), (ii) 4,200 shares of Series A Convertible Preferred Stock issued by us to the Investor (the “Series A Preferred Shares”) and (iii) 2,006 shares of Series B Convertible Preferred Stock issued by us to the Investor (the “Series B Preferred Shares”). All terms used and not defined herein are used as defined in the Securities Purchase Agreement.

Pursuant to the Agreement, (a) on the date thereof we and the Investor took the following actions (the “Initial Restructuring”): (i) the Investor released restrictions on $1,650,000 of Restricted Cash (the “Initial Release”), (ii) the Investor consented to the use of additional Restricted Cash to effect redemptions of the Series A Preferred Shares and the Series B Preferred Shares, (iii) the Investor cancelled $1,200,000 aggregate principal of the Notes (such portion of the Notes, the “Cancellation Note”),

(iv) we redeemed all the Series A Preferred Shares outstanding for a cash payment to the Investor of $4.20 (the “Series A Redemption Price”) and (v) we redeemed the Series B Preferred Shares for a cash payment to the Investor of $2,006,000 (the “Series B Redemption Price”) [and (b) upon the consummation of a reverse stock split of our Common Stock of at least twenty to one (the “Reverse Stock Split Event”, and such date, the “Reverse Stock Split Date”), we and the Investor shall take the following actions (the “Additional Restructuring”, and together with the Initial Restructuring, the “Restructuring”): (i) the Investor shall consent to the use of Restricted Cash to effect redemptions of $4,000,000 aggregate Restricted Principal of the Restricted Notes (such portion of the Restricted Notes, the “Redemption Notes”), (ii) we shall redeem the Redemption Notes for a redemption price of $6,436,852.80 (the “Redemption Price”) and (iii) the Company shall exchange (the “Exchange”), pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, $2,436,852.80 aggregate Restricted Principal of the Restricted Notes (such portion of the Restricted Notes, the “Exchange Notes”, and together with the Redemption Notes, the “Restructured Notes”) for new warrants to purchase 40,000,000 shares of our Common Stock (the “New Warrants”, as exercised, the “New Warrant Shares”). The New Warrants expire on the 42 month anniversary of the date of issuance and bear an exercise price of $0.35 per share (which shall be adjusted to the new lower purchase price per share if there is a subsequent “down round” financing). The Investor, in lieu of an exercise of the New Warrants pursuant to a cash payment of the aggregate exercise price of the number of New Warrants being exercised, may exercise the New Warrants, in whole or in part, by electing instead to receive upon such exercise two shares and one hundred and twenty-five thousandths of a share of our Common Stock for each Warrant Share exercised pursuant to this provision.]. As a result of the fact that a reverse stock split did not occur by September 15, 2017 (as required by the Restructuring Agreement), the second part of the contemplated restructuring will not take place without the consent of the Investor.

The transactions set forth herein were being made in reliance upon the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”) and Rule 144(d)(3)(ii) of the 1933 Act.

Series C Preferred Stock

On September 12, 2017, our Board authorized the establishment of a new series of preferred stock designated as Series C Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock (the “Series C Certificate of Designations”) which was filed with the State of Delaware on September 20, 2017 (together with any preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series C Preferred Stock”). On September 21, 2017, we entered into a securities purchase agreement (the “SPA”) with two of our investors which had purchased certain senior secured convertible notes (the “Notes”), convertible into shares of our common stock pursuant to a certain June 6, 2016 securities purchase agreement, of $0.5 million aggregate purchase price for 590 shares of Series C Preferred Stock (the “Series C Preferred Shares”). The purchase of the Series C Preferred Stock is being made in reliance upon the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933, as amended. The Series C Preferred Shares shall be entitled to 519,421,250 votes and may only vote on approval of a reverse split of our outstanding common stock. The Series C Preferred Stock has no dividend, liquidation or other preferential rights to our common stock, and each share of Series C Preferred Stock shall be redeemable for the amount of $1,000.00, payable in cash, per share at our written election, and must be redeemed by us no later than December 21, 2017.

Reasons for the Reverse Stock Split

To enable repayment of the Notes in shares of common stock. The Notes may be converted at the option of the holders thereof. In addition, we are required to make periodic repayments of the principal amount thereof in either shares of common stock or cash. Any repayment of the Notes in shares of common stock is at a discount to the then current trading price, subject to a minimum price floor of $0.05 per share. Our ability to make repayments in shares of common stock is subject to the satisfaction or waiver of certain conditions in the terms of the Notes. Despite the 2016 Reverse Stock Split (as defined below), the Company’s ability to issue shares in payment of installments of principal has been dependent upon waivers of certain of such conditions. If the trading price of our common stock is near or below $0.05 per share, we may not satisfy such conditions, the holders of the Notes may have no economic incentive to waive such conditions and the holders of the Notes may require us to repay the Notes in cash. We may not have sufficient funds for such repayment in cash, which could result in the acceleration of the Notes and foreclosure and repossession of the cash proceeds from the original issuance of the Notes held in a restricted account. Any loss of such funds would materially adversely affect our ability to fund our operations.

To provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy. As of September 21, 2017, we had 499,051,932 shares of Common Stock outstanding, and, as a result of requirements under the terms of the Notes that a number of shares determined by reference to the conversion price be reserved for issuance for conversion thereof, all of our remaining authorized shares of Common Stock are reserved for issuance upon conversion thereof. As described above, approval of the proposed reverse stock split is vital to our ability to repay the Notes through the issuance of shares of Common Stock. In turn, our ability to issue additional shares in capital raising transactions is dependent upon the repayment of the Notes in shares of Common Stock, resulting in a reduction in the number of shares of Common Stock required to be reserved for issuance upon future conversions thereof. Nevertheless, such issuances in repayment of the Notes will result in a greater number of shares of Common Stock outstanding and correspondingly fewer shares of Common Stock that are authorized and unissued. The Board of Directors wishes to increase the number of unused authorized common shares by decreasing the outstanding shares through the reverse stock split without a corresponding decrease in the number of authorized shares. This increase in unused authorized common shares will provide us greater flexibility with respect to our capital structure for various purposes as the need may arise from time to time. These purposes may include: raising capital, establishing strategic relationships with other companies, expanding our business through the acquisition of other businesses or products and providing equity incentives to employees, officers or directors. As we expect that we will seek to raise significant additional capital in future years to fund our clinical trials, we may need to issue a substantial number of shares in connection therewith.

The Board of Directors also believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split could improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our Common Stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or Actions of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act.

Risks of the Proposed Reverse Stock Split

Current stockholders will likely experience dilution as a result of the Reverse Stock Split. The principal reason for implementation of the reverse stock split in the short term is to enable us to be able to have shares available to repay our obligations under the Notes in shares of Common Stock in order for restricted cash to be released to us for working capital purposes. Historically, in companies with convertible note structures, there is a trend for the stock price to decrease after a reverse stock split. This is likely as a result of the availability of more shares to satisfy obligations under these notes through conversions of the notes into shares. As the number of shares available in the market increases, the price tends to decrease. Due to the conversion price formula for the Notes, more shares of stock are issued per conversion of dollar amount of Note as the conversion price decreases. We are unable to predict if, when and to what magnitude dilution will occur; however, there is a substantial likelihood that significant dilution will occur based on historical data.

The proposed reverse stock split may decrease the liquidity of our stock. The liquidity of our capital stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.

In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Board of Directors or render tender offers for a combination with another entity more difficult to successfully complete. The Board of Directors does not intend for the reverse stock split to have any anti-takeover effects.

Recent Prior Reverse Stock Split and Other Transactions

On July 19, 2016, at our 2016 annual meeting of stockholders, our stockholders approved a reverse stock split at one of six ratios of 1-for-10, 1-for-12, 1-for-14, 1-for-16, 1-for-18 or 1-for-20, in the discretion of our board of directors. On the same date, the Board of Directors determined to effect a reverse stock split of the Company’s common stock at a 1-for-16 ratio (the “2016 Reverse Stock Split”). The 2016 Reverse Stock Split became effective as of 9:00 a.m. EDT on July 21, 2016. At the same meeting, our stockholders approved an amendment to our Certificate of Incorporation to increase the number of our authorized shares of Common Stock to 500,000,000.

The Company effected the 2016 Reverse Stock Split for some of the same reasons for which the Board of Directors is recommending the proposed reverse stock split. The trading price of the Common Stock was below the $1.00 minimum bid price required under the NASDAQ Marketplace Rules for 30 consecutive business days. On July 22, 2016, the first trading day after the effectiveness of the 2016 Reverse Stock Split, the closing price of the Common Stock on the NASDAQ Capital Market was $3.60 per share.

On September 29, 2016, the closing price of the Common Stock on the NASDAQ Capital Market was $3.45 per share. On September 30, 2016, the Company announced the pricing of a public offering of 425,000 shares of Common Stock and 148,750 warrants to purchase shares of Common Stock at an exercise price of $3.00 per share, with such shares of Common Stock and warrants sold at a combined price of $3.00 per share and accompanying warrant. The trading price of the Common Stock has remained below $3.00 per share thereafter. However, the warrants have certain anti-dilution provisions resulting in the reduction of the exercise price thereof. As of December 31, 2016, the warrants had an exercise price of $1.61. During the year ended December 31, 2016, 70,000 of such warrants had been exercised.

Pursuant to the terms of the Notes, the Company is required to repay the principal amount thereunder in installments of cash or shares of Common Stock beginning on January 12, 2017 and on each 20th trading day thereafter until the maturity thereof on December 29, 2017. The terms of the Notes require that installment payments in shares of Common Stock be made at a discount to the volume-weighted average trading price during a 20 trading day period prior to such payment. The Company issued shares of Common Stock as payments of principal (including certain early repayments at the option of the holders) under the Notes as follows:

	Number of Shares of Common Stock	Number of Shares of Preferred Stock	Applicable Conversion Price	Reduction in Principal
January 12, 2017	4,113,520	—	$0.36	$1,478,318
January 26 - February 1, 2017	1,700,000	—	$0.32	544,000
February 10, 2017	15,358,864	—	$0.20	3,045,817
February 23 - March 2, 2017	900,000	—	$0.14	126,000
March 13, 2017	41,054,082	—	$0.11	4,417,830
April 10, 2017	59,171,335	—	$0.06	3,621,286
May 9, 2017	38,278,294	—	$0.05	1,913,915
June 7 / July 2, 2017 Exchange Agreement	241,428,571	4,200	—	4,200,000
July 7, 2017	40,000,000	—	$0.05	2,000,000
August 4, 2017	13,617,269	—	$0.07	1,015,848
September 1, 2017 / August 28, 2017 Restructuring Agreement	41,010,000	—	—	1,200,000

Total	496,631,935			$23,563,014

The Notes contain a conversion price floor of $0.05 per share, which was not subject to adjustment in connection with the 2016 Reverse Stock Split, thus after the 2016 Reverse Stock Split, which was in a 1 for 16 ratio, the conversion price floor did not adjust upwards by a factor of 16, as did the market price of our common stock, thus likely adding to the downward pressure on our stock price. In the absence of the 2016 Reverse Stock Split, it is likely that the Common Stock would have been de-listed, resulting in the breach of various provisions of the Notes and prohibiting the Company from satisfying certain conditions of the Notes permitting the payment of installments of principal through share issuances. Despite the 2016 Reverse Stock Split, the Company’s ability to issue shares in payment of installments of principal has been dependent upon waivers of certain of such conditions. Accordingly, on any trading day during which the closing price of the Common Stock was at or below $0.80 per share, assuming the 2016 Reverse Stock Split did not occur, such closing price would have been below the $0.05 per share conversion price floor and the holders of the Notes would have had no economic incentive to waive such conditions to receive shares of Common Stock at a price greater than or equal to the price at which they could be resold in the public market. As of the date of this proxy statement, the closing price of the Common Stock on NASDAQ has been less than $0.80 per share on each trading day since January 6, 2017.

Accordingly, the 2016 Reverse Stock Split was the most significant contributing factor to the Company’s ability to consummate the dilutive issuances described above.

In addition, the 2016 Reverse Stock Split did not, and the proposed reverse stock split, if approved by our stockholders, will not, affect our total number of authorized shares of Common Stock. As of September 18, 2017, there were 499,051,932shares of Common Stock issued and outstanding, including 496,631,935 shares of Common Stock issued in the dilutive transactions described above, and 846,664 shares required to be reserved for issuance upon conversion of the Notes or exercise of outstanding warrants. Accordingly, of the 500,000,000 shares of Common Stock authorized under our Certificate of Incorporation, none are currently available for issuance.

Although we have not implemented any specific capital raising transaction planned, we expect to continue to explore opportunities to raise capital to fund our operations. The Board of Directors believes that the consummation of the proposed reverse stock split is essential to our ability to maintain the listing of the Common Stock, satisfy our obligations under the Notes and raise sufficient capital to satisfy our liquidity requirements. Nevertheless, such capital raising transactions are likely to include the issuance of shares of Common Stock and/or securities convertible, exchangeable or exercisable for shares of Common Stock at a discount to prevailing market prices. Such transactions are likely to result in substantial further dilution to current holders of shares of Common Stock and erosion of our stock price.

Principal Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. Except to the extent that whole shares will be exchanged in lieu of fractional shares as described below, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us and proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split, except to the extent that whole shares will be exchanged in lieu of fractional shares as described below.

The following table contains approximate information relating to the Common Stock under the three proposed reverse stock split ratios, without giving effect to any adjustments for fractional shares of Common Stock, as of September 18, 2017:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Authorized but Unissued
Pre-Reverse Stock Split	500,000,000	499,051,932	948,068
Post-Reverse Stock Split 1:50	500,000,000	9,981,038	490,018,962
Post-Reverse Stock Split 1:100	500,000,000	4,990,519	495,009,481
Post-Reverse Stock Split 1:350	500,000,000	1,425,862	498,574,138

We maintain a 2009 Stock Incentive Plan (the “Plan”) pursuant to which we have granted stock options and restricted shares that are presently outstanding, and additional equity incentive compensation awards may be granted in the future under the Plan. Pursuant to the terms of the Plan, the Board of Directors or a committee thereof, as applicable, will adjust the number of shares available for future grant under the Plan, the number of shares underlying outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the Plan to equitably reflect the effects of the reverse stock split.

In addition, proportionate adjustments will be made to the per share exercise price of all outstanding warrants to purchase shares of our Common Stock.

If the proposed reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

After the effective date of the reverse stock split, our Common Stock would have a new committee on uniform securities identification procedures (“CUSIP”) number, a number used to identify our Common Stock.

The Common Stock is currently registered under Section 12(b) of the Securities Exchange Act, and we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act. Our Common Stock would continue to be reported on OTCQB under the symbol “DCTH”.

Effective Date

The proposed reverse stock split would become effective on the date of filing of a certificate of amendment to our amended and restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding and the shares of Common Stock held in treasury, in each case, immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board of Directors within the limits set forth in this Action.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the reverse stock split will automatically be entitled to receive an additional share of Common Stock. In other words, any fractional share will be rounded up to the nearest whole number.

Record and Beneficial Stockholders

If the Board of Directors elects to implement the reverse stock split, stockholders of record holding some or all of their shares of our Common Stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of our Common Stock they hold after the reverse stock split. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the Board of Directors elects to implement the reverse stock split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the reverse stock split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for post-reverse stock split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split rounded up to the nearest whole share. No new post-reverse stock split share certificates, including those representing whole shares to be issued in lieu of fractional shares, will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The shares of Common Stock held in treasury will also be reduced proportionately based on the exchange ratio of the reverse stock split. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the reverse stock split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to the proposed amendments to our amended and restated certificate of incorporation to allow for the reverse stock split and we will not independently provide the stockholders with any such right if the reverse stock split is implemented.

Certain Material U.S. Federal Income Tax Consequence of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to our stockholders who are United States holders, as defined below. This summary is general in nature and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any U.S. federal non-income, state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, real estate investment trusts, real estate mortgage investment conduits, foreign entities, nonresident alien individuals, broker-dealers, stockholders whose functional currency is not the U.S. dollar, partnerships (or other entities classified as partnership for U.S. federal income tax purposes, S corporations or other flow-through entities for U.S. federal income tax purposes, and tax-exempt entities. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders that received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging constructive sale or conversion transaction for federal income tax purposes. This summary also assumes that you are a United States holder (defined below) who has held, and will hold, shares of Common Stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), i.e., generally, property held for investment. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split), including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the reverse stock split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and of which one or more “U.S. persons” (as defined in the Code) has the authority to control all substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following discussion is based on the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and administrative rulings and practice, all as of the date hereof, all of which are subject to change, potentially with retroactive effect which could adversely affect the accuracy of the statements and conclusions set forth herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the reverse stock split, and there can be no assurance that the Internal Revenue Service would not take a position contrary to that discussed herein, nor that such contrary position would not be sustained.

Other than in respect of a fractional share that is rounded up to a full share, no gain or loss should be recognized by a United States holder upon such stockholder’s exchange of pre-reverse stock split shares of Common Stock for post-reverse stock split shares of Common Stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any whole share received in exchange for a fractional share) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The United States holder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. Although the matter is not clear, it is possible that United States holders whose fractional shares resulting from the reverse stock split are rounded up to the nearest whole share will recognize gain, which may be characterized as either a capital gain or as a dividend, to the extent of the value of such rounded-up amount (i.e., less than one share).

No gain or loss will be recognized by us as a result of the reverse stock split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

STOCKHOLDER ACTIONS FOR THE 2018 ANNUAL MEETING

In order for a stockholder Action to be eligible for inclusion in our proxy statement for the 2018 annual meeting of stockholders, the Action must be received by the Corporate Secretary not later than January 9, 2018, and must otherwise comply with the requirements of Rule 14a-8(e) of the Securities Exchange Act of 1934. In addition, in order for a stockholder to present an Action or other matter or to nominate a person for election as a director at the 2018 annual meeting of stockholders, the stockholder must give Delcath written notice of the Action or other matter to be presented at the meeting no later than January 9, 2018, and must otherwise comply with our amended and restated certificate of incorporation. If the date set for the 2018 annual meeting is more than 30 calendar days before or after June 5, 2018, such notice must instead be received no later than 60 calendar days before the date set for such meeting. Actions or notices of intent to present an Action should be addressed to the Corporate Secretary, Delcath Systems, Inc., 1633 Broadway, Suite 22C, New York, New York 10019, and should be sent by overnight delivery or certified mail, return receipt requested. If a stockholder fails to provide timely notice of a Action to be presented at the 2018 annual meeting, the proxies designated by the Board will have discretionary authority to vote on the Actions.

/s/ Jennifer K. Simpson
New York, New York	Jennifer K. Simpson, Ph.D.
[•], 2017	President, Director and Executive Officer

ANNEX A

Amendments to Amended and Restated Certificate of Incorporation to Effectuate Reverse Stock Split

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

DELCATH SYSTEMS, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each number of shares of the Corporation’s common stock, par value $0.01 per share (“Common Stock”) as determined by the Corporation’s Board of Directors in a number of at [1:50, 1:100 or 1:350], and to be announced by the Corporation via press release upon determination by the Board of Directors,”), issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective as of [•], 2017 at [•], New York City time.

IN WITNESS WHEREOF, DELCATH SYSTEMS, INC., has caused this certificate to be duly executed in its corporate name this [•] day of [•], 2017.

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